Exhibit 99.1

J. Scott Di Valerio Appointed RetailMeNot, Inc.’s Chief Financial Officer

Lou Agnese Transitions to Role as Senior Vice President, Administration, and Jonathan Kaplan named General Counsel

Austin, TX, January 4, 2015, RetailMeNot, Inc. (NASDAQ:SALE), the world’s largest marketplace for digital offers, today announced that J. Scott Di Valerio was appointed as its chief financial officer, effective December 29, 2015.

Scott has more than 25 years of management, operations and finance experience. He most recently served as chief executive officer at Outerwall, the company that created a network of 64,000 retail kiosks, including brands like Redbox® and Coinstar®.

RetailMeNot, Inc. also announced that interim CFO Lou Agnese has been appointed as the company’s senior vice president, administration. In addition, Jonathan Kaplan was permanently appointed to the role of general counsel and corporate secretary.

“It is no secret that we conducted an extensive search for the right partner to serve as CFO and join our executive leadership team. I am thrilled that we attracted another high caliber leader within the retail technology industry to serve as RetailMeNot’s next CFO. Scott will help RetailMeNot in our mission to grow our business while we provide shoppers with more ways to save money when they buy products and services from our 60,000 retail, restaurant and brand partners,” said Cotter Cunningham, CEO and founder, RetailMeNot, Inc. “I want to personally thank Lou Agnese for his efforts in this past year serving ably as our interim CFO. I’m so excited for Lou as he continues on our executive leadership team in his new role. Additionally, I am pleased to publicly announce that Jonathan Kaplan, our interim general counsel since December 2014, has assumed that role permanently. With Scott, Lou and Jonathan in their leadership positions and with Tamar Yehoshua recently joining our board, I can’t wait to take on 2016 with more innovation and value for consumers, our retail partners, investors and employees!”

More About J. Scott Di Valerio

In 2010, Scott joined Outerwall as the company’s chief financial officer, and served in that role until he was appointed CEO in late 2013. In addition to his leadership of Outerwall’s finance organization, strategy and operations roles, Scott also led the company’s corporate information technology and supply chain functions.

Prior to Outerwall, Scott served as president of the Americas for the Lenovo Group Limited, and he held senior positions at Microsoft Corporation as corporate vice president of Microsoft’s OEM division and as corporate vice president of finance and administration and chief accounting officer.

Previously Scott served in management positions at The Walt Disney Company and Mindwave Software Inc., and as a partner at PricewaterhouseCoopers.

Scott has a bachelor of business administration in accounting from the University of San Diego.

About RetailMeNot, Inc.

RetailMeNot, Inc. (http://www.retailmenot.com/corp/) operates the world’s largest marketplace for digital offers. The company enables consumers across the globe to find hundreds of thousands of digital offers for their favorite retailers and brands. During the 12 months ended September 30, 2015, RetailMeNot, Inc. experienced nearly 730 million visits to its websites, and during the three months ended September 30, 2015. RetailMeNot, Inc. averaged 18.6 million mobile unique visitors per month. In 2014, RetailMeNot, Inc. estimates $4.4 billion in paid retailer sales were attributable to consumer traffic from digital offers in its marketplace. The RetailMeNot, Inc. portfolio includes RetailMeNot.com, the largest digital offers marketplace in the United States; RetailMeNot.ca in Canada; VoucherCodes.co.uk, the largest digital offers marketplace in the United Kingdom; retailmenot.de in Germany; Actiepagina.nl, a leading digital offers site in the Netherlands; ma-reduc.com, a leading digital offer site in France; Poulpeo.com, a leading digital offers site with cash back in France; and Deals2Buy.com, a digital offers site in North America. RetailMeNot, Inc. is listed on the NASDAQ stock exchange under the ticker symbol “SALE.” Investors interested in learning more about the company can visit http://investor.retailmenot.com.

Media Contacts:

Michelle Skupin

RetailMeNot, Inc.

mskupin@rmn.com

(808) 224-3215 mobile

Allison+Partners Public Relations

retailmenot@allisonpr.com

Investor Relations Contact:

Michael Magaro

RetailMeNot, Inc.

mmagaro@rmn.com

(925) 209-7680

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